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                                                                  Exhibit 99.4

                               F.N.B. CORPORATION
                                 CODE OF CONDUCT
                                       for
                    Senior Executives and Financial Managers


GENERAL: All officers and employees of F.N.B. Corporation are subject to the terms and conditions of the Company-wide Code of Ethics. This Code of Conduct is directed to Senior Executives and Financial Managers and recognizes the unique legal, regulatory and ethical duties and obligations for which those individuals are responsible. Senior Executives are those individuals who serve on the Company's Leadership Council. Financial Managers include the C.F.O. and the Controller of F.N.B. Corporation along with the C.F.O.'s and Controllers at each affiliate and such other individuals as the C.E.O. and C.F.O. may designate.

SPECIFIC OBLIGATIONS: All Senior Executives and Financial Managers are subject to the following duties and responsibilities:

        1. Act at all times with honesty and integrity, avoiding actual or apparent conflicts of interest in all personal, professional and business relationships and to proactively promote ethical behavior throughout the Company.

        2. Comply with all statutes, rules and regulations of any federal, state and local government (that are applicable to the Company's operations) as well as any other appropriate, private and public regulatory agencies.

        3. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or permitting independent judgment to be subordinated or compromised.

        4. Always respect the confidentiality of Company and customer information and related rights of privacy, except when authorized or otherwise legally obligated to disclose that information, and never use such confidential information for personal gain.

BOOKS AND RECORDS: All Senior Executives and Financial Managers are responsible for the creation, implementation and administration of appropriate internal accounting and disclosure controls over all areas of their responsibility to ensure the safeguarding of the assets of the Company and the accuracy of its financial records and reports.

ACCURATE AND TIMELY PERIODIC REPORTS: The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company's Senior Executives and Financial Managers shall:

        - comply with generally accepted accounting principles at all times;

        - maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

        - maintain books and records that accurately and fairly reflect the Company's transactions;



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        -       maintain a system of internal controls over the financial
                reporting process;

        - prohibit the establishment of any undisclosed or unrecorded funds or assets;

        - maintain a system of disclosure controls and procedures that will provide reasonable assurance that material information about the Company is made known to management, particularly during the periods in which the Company's periodic reports are being prepared; and

        -       present information in a clear and orderly manner.

REPORTING AND EFFECT OF VIOLATIONS: Senior Executives and Financial Managers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations, the company-wide Code of Ethics or this Code of Conduct to the Audit Committee of the Company's Board of Directors. The Company will not allow any retaliation against a Senior Executive or Financial Manager who acts in good faith in reporting any such violation.

The Audit Committee will investigate any reported violations and will oversee an appropriate response, corrective action and preventative measures. Any Senior Executive or Financial Manager that violates any laws, governmental regulations or this Code of Conduct or the company-wide Code of Ethics will face appropriate, case specific disciplinary actions, which may include demotion or discharge, and the filing of regulatory reports with the Company's regulatory authorities.

WAIVERS OR AMENDMENTS: The provisions of this Code of Conduct or the company-wide Code of Ethics may only be waived for any Senior Executive or Financial Manager by a resolution of the Audit Committee. Amendments to this Code of Conduct and the company-wide Code of Ethics will also require action by the Audit Committee. Any such waiver or amendment will be publicly disclosed as required by the securities exchange or association on which the Company's securities are listed for trading and as required by the Securities Exchange Commission.


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